Exhibit 99.1

Square Names Naveen Rao, Leader in Artificial Intelligence, to Board of Directors

SAN FRANCISCO, CA — September 21, 2017 — Today Square announced that Naveen Rao, Corporate Vice President and General Manager of the Artificial Intelligence Products Group at Intel Corporation, has joined its Board of Directors.

“Square has an impressive track record of leveraging deep learning to improve its products, and there’s much potential ahead,” said Rao. “I’m excited to work with such a forward-thinking team to accelerate the company’s use of AI and leverage this work to expand access to the economy.”

“Machine learning and deep learning are crucial to our continued innovation and growth,” said Jack Dorsey, CEO of Square. “Naveen’s expertise will be hugely helpful to Square as we continue to integrate these technologies into every aspect of our business to ultimately better serve our customers.”

Rao currently serves as Corporate Vice President and General Manager of the Artificial Intelligence Products Group at Intel, after serving as Vice President and General Manager of Artificial Intelligence Solutions from August 2016 to March 2017. In February 2014, Rao co-founded Nervana Systems, Inc. and served as Chief Executive Officer until Nervana’s acquisition by Intel in August 2016. Before founding Nervana in 2014, Rao was a neuromorphic machines researcher at Qualcomm Inc., where he focused on neural computation and learning in artificial systems. Rao’s earlier career included engineering roles at Kealia Inc., CALY Networks, and Sun Microsystems Inc. Rao earned a bachelor’s degree in electrical engineering and computer science from Duke University, then spent a decade as a computer architect before earning a Ph.D. in computational neuroscience from Brown University.

Square’s Board of Directors also includes Jack Dorsey, Roelof Botha, Paul Deighton, Randy Garutti, Jim McKelvey, Mary Meeker, Ruth Simmons, Larry Summers, and David Viniar.

About Square, Inc.

Square, Inc. (NYSE:SQ) creates tools that help sellers start, run, and grow their businesses. Square enables sellers to accept card payments and also provides reporting and analytics, next-day settlement, and chargeback protection. Square’s point-of-sale software and other business services help sellers manage inventory, locations, and employees; access financing; engage customers; and grow sales. Square Cash is an easy way for businesses and individuals to send and receive money, and Caviar is a food ordering service for popular restaurants. Square was founded in 2009 and is headquartered in San Francisco, with offices in the United States, Canada, Japan, Australia, Ireland, and the UK.